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                             PIMCO Advisors L.P.
                          800 Newport Center Drive
                       Newport Beach, California  92660



                          INITIAL CAPITAL AGREEMENT



                                       February ___, 2000



Fixed Income SHares
c/o PIMCO Advisory Services
1345 Avenue of the Americas
New York, New York  10105

Dear Sirs:

It is our understanding that Fixed Income SHares ("FISH") proposes to sell shares of beneficial interest (the "Shares") of the various investment portfolios (the "Portfolios") of FISH pursuant to a registration statement on Form N-1A filed with the Securities and Exchange Commission. In order to provide FISH with a net worth of at least $100,000 as required by Section 14 of the Investment Company Act of 1940, as amended, we hereby offer to purchase the number of Shares of each Portfolio as indicated below at the price per share indicated ("Initial Capital").


Portfolio             No. of Shares          Price Per Share
---------             -------------          ---------------
FISH: Series C                5,000                   $10
FISH: Series M                5,000                   $10

We represent and warrant to FISH that the Shares are being acquired by us for investment and not with a view to the resale or further distribution thereof and that we have no present intention to redeem or dispose of any Shares. We hereby agree that any redemption of these Shares will be reduced by a pro rata portion of any then unamortized organization expenses of FISH. This proration will be calculated by dividing the number of Shares to be redeemed by the aggregate number of Shares held which represent the Initial Capital of FISH.

Please confirm that the foregoing correctly sets forth our agreement with FISH.

                                       Very truly yours,

                                       PIMCO ADVISORS L.P.


                                       By:_____________________________________

                                       Name:
                                       Title:


Confirmed, as of the date
first above mentioned

FIXED INCOME SHARES


By:_______________________________
      Name:
      Title:


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